Exhibit 99.35

To the kind attention of:

Intesa Sanpaolo S.p.A., in its capacity as Lender (as defined below)

Piazza San Carlo n. 156

Torino, Italy

Mediobanca - Banca di Credito Finanziario S.p.A., in its capacity as Lender (as defined below)

Piazzetta Cuccia n. 1

Milan, Italy

UniCredit S.p.A.

CENTRO IB CORPORATE  & MULTINATIONAL OVEST

Via Nizza n. 150

10126 Turin, Italy

Société Générale, Milan branch

Via Olona n. 2

Milan, Italy

HSBC Bank plc

8 Canada Square

Canary Wharf

London E14 5HQ

United Kingdom

Milan, 27 November 2013

Reference is made to your letter dated 27 November 2013, with which you propose to us the execution of a deed for the termination of the option agreement entered into between us on 31 May 2012, the contents of which we reproduce in full below:

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To the kind attention of:

Assicurazioni Generali S.p.A. (for its own account and in the name and on behalf of the Generali Subsidiaries as defined below)

Piazza Duca degli Abruzzi n. 2

Trieste, Italy

Intesa Sanpaolo S.p.A. (in its capacity as Shareholder as defined below)

Piazza San Carlo n. 156

Torino, Italy

Mediobanca - Banca di Credito Finanziario S.p.a. (in its capacity as Shareholder as defined below)

Piazzetta Cuccia n. 1

Milan, Italy

Telefonica S.A.

Gran Via n. 28

28013 Madrid, Spain

Milan, 27 November 2013

Dear Sirs,

Following to our conversations, please find attached herebelow our agreement and understanding in relation to the following:

This deed of termination (the “Deed”) is entered into

BY AND BETWEEN

(1)                                INTESA SANPAOLO S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is at Piazza San Carlo No. 156, Torino, Italy, registered with the Companies’ Registry of Turin under No. 00799960158, in its capacity as lender under the  facility agreement entered into on 28th May 2012 with Telco S.p.A. (“Intesa Sanpaolo”),

(2)                                MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is at Piazzetta Cuccia No. 1, Milano, Italy, registered with the Companies’ Registry of Milan under No. 00714490158, in its capacity as lender under the facility agreement entered into 28th May 2012with Telco S.p.A. (“Mediobanca”);

(3)                                UNICREDIT S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is in Rome at Via degli Specchi n. 16 and administrative office in Milan at Piazza Cordusio, share capital equal to euro 19,647,671,824.53,  registered with the Companies’ Registry of Rome, Tax Code and VAT Number no. 00348170101 - Cod. ABI 02008.1, enrolled with the register of banks and member of the Fondo Interbancario di Tutela dei Depositi (“UniCredit”);

(4)                                SOCIÉTÉ GÉNÉRALE, a bank incorporated under the laws of France, with registered office in Paris, Boulevard Haussmann 29, acting through its Milan branch, with its offices at Via Olona 2, Milan, registered with the Companies’ Registry of Milan under number 8011215158, Milan REA number 748666, registered with the Banks Registry of the Bank of Italy under number 4858  (“SG”);

(5)                                HSBC Bank plc a company incorporated under the laws of the United Kingdom, with registered office in 8 Canada Square, Canary Wharf, London, E14 5HQ, London, United Kingdom (“HSBC”);

-  (Intesa Sanpaolo, Mediobanca, UniCredit, SG and HSBC hereinafter collectively referred to as the “Lenders”);

AND

(6)                                TELEFÓNICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain (“TE”);

(7)                                ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy;

(8)                                ALLEANZA TORO S.p.A., an Italian company with registered office at Torino, via Mazzini n. 53;

(9)                                INA ASSITALIA S.p.A., an Italian company with registered office at Roma, Via Leonida Bissolati, n. 23;

(10)                         GENERALI LEBENSVERSICHERUNG AG, a German company with registered office at Adenauerring 11, 81737 München, registered at the district court of München under number HRB 177657;

(11)                         GENERALI VIE S.A., a French company with registered office at Paris, Bld Hausmann 11;

(12)                         ASSICURAZIONI GENERALI S.p.A. (hereinafter “Generali”), for its own account and in the name and on behalf of the following Generali’s subsidiaries GENERALI VIE S.A., ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A., GENERALI LEBENSVERSICHERUNG A.G., (hereinafter the “Generali Subsidiaries” and together with Generali collectively “AG”);

(13)                         INTESA SANPAOLO S.p.A, an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy, in its capacity as shareholder of Telco S.p.A. (“IS”);

(14)                         MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy, in its capacity as shareholder of Telco S.p.A (“MB”);

- (TE, AG, IS and MB hereinafter collectively referred to as the “Shareholders”);

(the “Parties).

WHEREAS

(A)                           On 31 May 2012 the Parties have entered into an option agreement (the “Option Agreement”) providing, inter alia, for the right of the Shareholders to call and acquire from the Lenders, at the terms and conditions referred to therein, any Telecom Italia S.p.A. ordinary shares that would have been appropriated by the Lenders in case of enforcement of the pledge (the “Share Pledge”) created under and pursuant to the share pledge agreement entered into on 31 May 2012 between Telco S.p.A., as pledgor, and the Lenders, as secured creditors (the “Share Pledge Agreement”).

(B)                           On the date hereof, Telco and the Lenders have entered into a deed of release pursuant to which the Share Pledge has been released and the Share Pledge Agreement terminated.

(C)                          By virtue of the above, the Parties hereby intend to terminate the Option Agreement and release each other from all their respective obligations thereunder.

NOW, THEREFORE

1.                                      The Parties hereby agree and acknowledge that:

(a)              the Option Agreement is terminated and no longer in force between themselves as of the date of execution of this Deed;

(b)              as a result of the termination of the Option Agreement each Party is irrevocably and unconditionally discharged and released from any of its obligations thereunder.

2.                                      The Parties agree that this Agreement may be disclosed and made public in accordance to applicable laws.

3.                                      This Deed constitutes the entire agreement among the Parties and supersede in full any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

4.                                      This Deed shall be governed by, and interpreted in accordance with, the laws of the Republic of Italy. Any disputes arising out of or in connection with this Deed shall be submitted by the Parties to the Courts of Milan.

* * * * *

Should you agree with foregoing, please transmit to us a letter containing the above text, duly signed for acceptance.

Best regards,

Intesa Sanpaolo S.p.A (in its capacity as Lender)

Mediobanca - Banca di Credito Finanziario S.p.A (in its capacity as Lender)

UniCredit S.p.A.

Société Générale, Milan Branch

HSBC Bank plc

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We hereby notify you of our acceptance of the agreement set out above.

Best Regards,

Intesa Sanpaolo S.p.A (in its capacity as Shareholder)

Mediobanca - Banca di Credito Finanziario S.p.A (in its capacity as Shareholder)

Assicurazioni Generali S.p.A. (for its own account and in the name and on behalf of the Generali Subsidiaries)

Telefonica S.A.